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                                                                    EXHIBIT 23.1


The Board of Directors and Stockholders
The Sports Club Company, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 333-38459) on Form S-3 and the Registration Statement (No. 333-26421) on Form S-8 of the Sports Club Company, Inc. of our report dated February 13, 1998, except for Note 6, which is as of February 23, 1998, relating to the consolidated balance sheets of The Sports Club Company, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of the Sports Club Company, Inc.

/s/ KPMG Peat Marwick LLP

Los Angeles, California
February 25, 1998